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Exhibit 5(b)

August 14, 2020
MDU Resources Group, Inc.
1200 West Century Avenue
P.O. Box 5650
Bismarck, North Dakota 58506-5650

Re: MDU Resources Group, Inc.—Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to MDU Resources Group, Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale from time to time of up to 6,398,889 shares of the Company's common stock, par value $1.00 per share (the "Shares"), pursuant to the Distribution Agreement, dated February 22, 2019, as amended on August 14, 2020 (as amended, the "Agreement"), between the Company and J.P. Morgan Securities LLC and MUFG Securities Americas Inc. The Shares will be issued pursuant to the Company's Registration Statement on Form S-3, which became effective upon its filing with the Securities and Exchange Commission (the "Commission") on August 14, 2020 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), and the distribution agreement prospectus filed as part of the Registration Statement (the "Prospectus").

        We have examined the Registration Statement, the Prospectus, the Agreement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the Company will have obtained, prior to the offer, issuance and sale of the Shares, any legally required consents, approvals, authorizations and other orders of any regulatory authorities necessary to issue and sell the Shares.

        Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, upon (i) the due execution by the Company and registration by its registrar of the Shares, (ii) the offering and sale of the Shares in accordance with the Agreement and the Prospectus, and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Agreement, the Shares will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5(b) to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the headings "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ PERKINS COIE LLP

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  Exhibit 5(b)
  Re: MDU Resources Group, Inc.—Registration Statement on Form S-3